Exhibit 99.1

FOR RELEASE ON AUG 6, 2008 AT 4:00 PM E.T.

Cogo Group, Inc. Reports 2008 Second Quarter Results

•	Q2 Net Revenue: $68.2 million (a year-on-year increase of 34.9%)
•	Q2 Net Income: $6.5 million GAAP ($8.4 million Non-GAAP with a year-on-year increase of 36.1%)
•	Q2 EPS Diluted: $0.16 GAAP ($0.21 Non-GAAP EPS Diluted with a year-on-year increase of 31.3%)
•	Company provides Q3 guidance of $70-74 million in revenue and $0.14 Non-GAAP EPS Diluted and expects full year of $280-290 million in revenue and estimates Non-GAAP EPS Diluted of $0.72

SHENZHEN, China, Aug 6, 2008—Cogo Group, Inc. (NASDAQ: COGO), a China-based provider of customized module design solutions as well as engineering and technology services to domestic and international technology product companies, today announced unaudited financial results for its second quarter 2008. The Company reported quarterly revenue of $68.2 million, up 34.9% year-over-year, compared to $50.6 million reported in the second quarter of 2007.  The Company continued to experience growth across all end markets - mobile handset, telecommunication equipment, and digital media, which it believes are among the fastest growing markets in China.

Net income for the second quarter of 2008 was $6.5 million, up 27.2% from $5.1 million in the same period last year, with Non-GAAP net income up 36.1% over the same period last year.  Earnings per common share (“EPS”) Diluted on a U.S. GAAP basis were $0.16, and Non-GAAP EPS Diluted (which excludes share-based compensation expenses and acquisition related costs including amortization of intangible assets and recognized deferred taxation) was $0.21, up 31.3% from the second quarter of 2007.

Key Financial Indicators
(all numbers in USD thousands, except share data)
	Q2 2008(1)	Q2 2007(1)	Percent Change
Consolidated Revenue	$68,218	$50,554	34.9%
Cost of Sales	$55,946	$40,785	37.2%
Gross Profit	$12,272	$9,769	25.6%
Net Operating Expenses	$6,423	$4,778	34.4%
Income from Operations	$5,849	$4,991	17.2%
Net Income(2)	$6,466	$5,082	27.2%
EPS Diluted	$0.16	$0.13	23.1%
Non-GAAP EPS Diluted	$0.21	$0.16	31.3%

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 6.8591 as of June 30, 2008 and US $ 1 to RMB 7.6120 as of June 30, 2007.
(2)
Included in the Q2 2008 net income was an amount of $1.3 million for a share-based compensation expense in accordance with Statement of Financial Accounting Standards of No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and $0.6 million acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation. Non-GAAP net income excluding the effects of share-based compensation expense and acquisition related costs was $8.4 million or a $0.21 Non-GAAP EPS Diluted in Q2 2008.

Second quarter highlights and recent updates:

•	Signed $10 million telecommunications module solutions contract with ZTE to secure sustainable revenue growth in the telecommunications market.
•
Repurchased 405,000 shares at an average of $12.73 pursuant to stock repurchase program. (Under the repurchase program, the Company may repurchase up to 5 million shares of its outstanding common stock on the open market or in negotiated transactions. The company may repurchase 4,595,000 shares in addition to the transactions.)

Recent Developments

The Company signed an agreement to acquire Long Rise, a China-based company specializing in low-cost CDMA mobile handset design solutions with a customer base of over 300 small and mid-sized enterprises. This acquisition is expected to extend Cogo’s product offerings to address the demands of the rapidly expanding CDMA market, stimulated by China Telecom’s entrance into the CDMA market in the second half of 2008 following the restructuring of China’s telecom industry.

Jeffrey Kang, CEO of Cogo Group, Inc. commented that due to China's tightened monetary policy and a few natural disasters, China’s end-market environment in Q2 was the worst Cogo had faced in the past few years.

“We believe we have outperformed expectations to deliver over 30% growth in a tough end-market environment. While this tightening has reduced demand for our mobile handsets business, our business driven by infrastructure investment, such as telecom and most carrier-related digital media, has been solid and is still growing as expected. In addition, Cogo's growing international handset business has maintained unit shipment growth, helping to offset domestic weakness. However, profit margins are pressured because the product mix favors low-end handsets in Q2,” Mr Kang said.

 “Although the handset business seasonally picks up from July, management still has concerns about end-market growth in the second half of 2008. Assuming that the current environment will remain unchanged, Cogo’s management has decided to adopt a defensive business strategy to focus on maintaining and expanding market share, increasing revenue growth, and cutting operating expenses to improve operating leverage, in order to grow in a slowing economic environment.

“Cogo has also strategically lowered pricing -- largely on mobile handsets and partially on a few digital media businesses such as GPS and telecom, with most digital media prices remaining intact.  This will enlarge Cogo’s Total Address Market, for example, the low end phone market that we strategically skipped in the past. Management believes these are the right defensive moves to grow business in a slowing economic environment.

“This strategy will ensure Cogo is well-positioned for growth next year even if the end market continues to slow down.  But if China's end market environment improves next year after the softening of macro policy and there is a strong rebound of domestic consumer spending, management will adjust the Company's growth strategy accordingly to either further expand revenue and profit growth by keeping the current margin structure, or reassess margin expansion as a priority.

“Management expects Q3 to be a transitional period, and that the handset business will be back on track from Q4 and we will experience solid growth in 2009.  Our digital media and telecom businesses have not been affected by the domestic slowdown and continue to perform strongly. Management does not view the current weakness in China as a significant issue, but an opportunity for Cogo to consolidate and enhance its position in the industry to pave the way for long term growth,” Mr Kang concluded.

Financial Results

Revenue for the second quarter was $68.2 million, an increase of 34.9% compared to $50.6 million reported for the second quarter of last year. The revenue breakdown is as follows: $23.5 million, or 34.4% of total sales for mobile handsets, representing a 14.7% increase year-over-year; $19.9 million, or 29.2% of total sales for telecommunications equipment, representing a 28.0% increase year-over-year, and $21.7 million, or 31.8% of total sales for digital media products, representing a significant increase of 69.6% year-over-year. The Company’s service business contributed $0.6 million in revenue for the second quarter and accounted for approximately 0.9% of total sales, representing a decrease of 65.8% year-over-year. Also during the quarter, the Company generated revenue of $2.5 million from solution sales relating to the Industrial Business, which includes industrial solutions targeted at the Green Energy and Auto-electronics sectors, amounting to 3.7% of total revenue.

Cost of sales, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $55.9 million compared to $40.8 million, representing an increase of 37.2% year-over-year. Gross profit for the second quarter was $12.3 million, up 25.6% compared to the $9.8 million during the second quarter of last year. Gross margin for the second quarter decreased slightly to 18.0% compared to 19.3% reported during the second quarter of 2007 due to the unfavorable product mix reflecting growing demands in the lower end handset market which operates with lower margins.

Selling, general and administrative expenses totaled $4.9 million, up 44.3%, compared to $3.4 million reported for the second quarter of last year. The increase was attributable to higher staff costs due to an increase in share-based compensation expenses, an additional bad debt provision, amortization of intangible assets and other sales-related expenses that support our ongoing business.  Research and development (R&D) expenses increased by 14.3% to $1.6 million compared to $1.4 million in the second quarter of 2007. The increase was attributable to a rise in R&D personnel related costs and additional expenditure for new market development. Capital expenditure was $0.2 million compared to $0.4 million during the same quarter in the prior year. The drop was attributable to a decrease in the purchase of properties and equipment. Depreciation was $0.4 million compared to $0.1 million reported in the second quarter of 2007.

Income from operations was $5.9 million, up 17.2% as compared to $5.0 million for the second quarter of 2007. Operating margin for the second quarter was 8.6% versus 9.9% for the second quarter of 2007. Excluding the effects of share-based compensation and acquisition related costs including amortization of purchased intangible assets, operating margin would have been 11.9% for the second quarter of 2008, compared to 12.0% for the same period in 2007. The effective tax rate for the second quarter of 2008 was 4.7%, compared to 8.1% for the same period in 2007. The decrease in effective tax rate was primarily due to the reduction of the Hong Kong income tax rate from 17.5% to 16.5%, which resulted in a decrease in recognition of deferred taxation of $195 thousand for the quarter ended June 30, 2008. No minority interests’ share of income was reported as compared to a minority interests’ share of income of $0.24 million over the same period in 2007.

Net income for the second quarter was $6.5 million or EPS Diluted of $0.16 on a U.S. GAAP basis, compared to net income of $5.1 million, or EPS Diluted of $0.13 in the second quarter of 2007. Included in net income for the second quarter was an amount of $1.3 million for share-based compensation expenses and $0.6 million for acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation. Excluding the stock-based compensation expense and acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation, the Company would have reported a net income of $8.4 million or $0.21 Non-GAAP EPS Diluted for the second quarter. The weighted average number of shares used in the calculation of EPS Diluted was 40.1 million compared to 38.0 million in the second quarter of 2007.

For the six month period ended June 30, 2008, the Company reported revenue of $129.7 million, an increase of 35.5% compared to $95.8 million reported during the first half of 2007. Gross profit was $24.3 million, an increase of 31.9% compared to $18.4 million reported during the first half of 2007. Gross margin was 18.7% of sales, compared to a gross margin of 19.2% for the same period last year. Net operating expenses were $13.6 million, an increase of 46.0% as compared to $9.3 million for the same period last year. Income from operations was $10.7 million, an increase of 17.4% from the $9.1 million reported during the prior year period. Non-GAAP operating margins, excluding share-based compensation expense and amortization, were 11.9%, down a slight 0.2% as compared to the same period last year, as a result of the lower gross margin. The Company had an effective tax rate of 6.3% compared to 8.6% during the prior year during the same period. The decrease in effective tax rate was primarily due to the reduction of the Hong Kong income tax rate from 17.5% to 16.5%, which resulted in a decrease in recognition of deferred taxation of $195 thousand for the six months ended June 30, 2008. There is no minority interests’ income during the six month period, compared to $0.3 million in the first half of 2007. Net income for the half-year period was up 34.4% at $11.9 million, or $0.30 per fully diluted share compared to $8.8 million or $0.24 per fully diluted share for the same period last year. During the first half of 2008, the Company incurred $3.0 million in non cash share-based compensation compared to $2.1 million in the same period last year.

Balance Sheet

As of June 30, 2008, the Company completed the quarter with cash of $122.5 million, down slightly from $123.0 million at the end of the March 31, 2008, attributable to the payment of an acquisition consideration and a stock repurchasing program.  Inventory decreased slightly from $17.8 million at the end of 2007 to $15.2 million as of June 30, 2008. The Company continues to be in a strong financial position with a current ratio of 5.5 to 1. Inventory turnover has shortened to 25 days. Receivables were collected in an average of 98 days. Operating cash flows for the quarter ended June 30, 2008 were positive at $4.8 million. Intangible assets decreased slightly to $19.8 million at the end of June 30, 2008 as compared to $20.3 million as of March 31, 2008. Goodwill was $14.5 million at the end of June 30, 2008. Shareholders’ equity was $217.5 million as of June 30, 2008, a slight increase from $210.4 million as of March 31, 2008.

Business Outlook

Based on current visibility, management provides Q3 guidance of $70-74 million in revenue and $0.14 Non-GAAP EPS Diluted, and expects full year revenue of $280-290 million with Non-GAAP EPS Diluted estimated at $0.72.

Mr Kang commented, “Cogo has been able to create a pattern of sustainable and solid growth in the past five years because of our ability to identify growing industries, expand our customer base and generate repeat revenue from each customer. In Q1 2008, Cogo had 1,089 active customers and ARPU (Average Revenue Per User) was $55 thousand. In Q2 2008, our customer base increased 6.2% to 1,156 active customers, generating ARPU of $59 thousand, up 6.8% quarter-over-quarter. We believe providing long term, robust growth is more valuable than having one or two high performing quarters, and we are optimistic about maintaining our consistent growth pattern. By strategically decreasing the weight of the mobile business while continuing to expand our customer base and increase ARPU, particularly in the new high growth industry, management is committed to driving sustainable high growth and providing significant returns to our shareholders. With our in-depth knowledge of the industry and strategic market insights, I am confident that management can implement sound strategies quickly that address any challenges we face. ”

Teleconference Information
Cogo 2008 Q2 Earnings Results Conference Call

Date/ Time:
August 6, 2008 (Wed) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-800-762-8779
International: +1 (480) 248-5081

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=0000533E

Replay:
US/ Canada Toll-Free: 1-800-406-7325 (Passcode: 3900235)
International: +1 (480) 590 3030 (Passcode: 3900235)

About Cogo Group, Inc.:

Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last twelve years, Cogo has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:                      +852 2730 1518
U.S.:                      +1 (646) 291 8998
Fax:           +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in digital media, mobile handset and telecom businesses, such as business with ZTE, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Cogo's consolidated financial results presented in accordance with GAAP, Cogo uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income, which is net income excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets, 2) Non-GAAP basic and diluted earnings per share, which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets,  3) Non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets and 4) Non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Cogo believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Cogo believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Cogo's historical performance and liquidity. Cogo computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Cogo believes these non- GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization of purchased intangible assets that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE QUARTERS ENDED JUNE 30, 2008 AND 2007
(in thousands, except share data)

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2008	June 30, 2007
	$’000	RMB’000	RMB’000

Net Revenue
Product sales	67,632	463,897	371,794
Services revenue	586	4,020	13,023
	68,218	467,917	384,817
Cost of sales
Cost of goods sold	(55,579)	(381,223)	(301,439)
Cost of services	(367)	(2,517)	(9,014)
	(55,946)	(383,740)	(310,453)

Gross profit	12,272	84,177	74,364
Selling, general and administrative Expenses	(4,864)	(33,364)	(26,209)
Research and development expenses	(1,575)	(10,800)	(10,487)
Other operating (expenses)/income, net	16	108	326
Income from operations	5,849	40,121	37,994
Interest expense	(85)	(587)	(984)
Interest income	1,019	6,990	7,049
Income before income taxes and minority interests	6,783	46,524	44,059
Income tax expense	(317)	(2,173)	(3,580)
Income before minority interests	6,466	44,351	40,479
Minority interests	-	-	(1,794)
Net income	6,466	44,351	38,685

	$	RMB	RMB
Earnings per share
- Basic	0.17	1.14	1.05
- Diluted	0.16	1.11	1.02

Weighted average number of common shares outstanding
- Basic		39,035,887	36,772,864
- Diluted		40,094,428	38,041,918

COGO GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2008 AND DECEMBER 31, 2007
(in thousands, except share data)

	June 30, 2008	June 30, 2008	December 31, 2007
	$’000	RMB’000	RMB’000
Assets
Current assets:
Cash	122,535	840,482	919,650
Pledged bank deposits	7,419	50,885	51,603
Accounts receivable, net of allowance for doubtful accounts	73,229	502,288	418,329
Bills receivable	2,437	16,716	35,300
Inventories	15,214	104,351	129,892
Prepaid expenses and other receivables	2,965	20,339	18,306
Total current assets	223,799	1,535,061	1,573,080

Property and equipment, net	2,825	19,379	17,848
Intangible assets, net	19,792	135,754	148,659
Investment in an affiliated company	61	416	416
Goodwill	14,502	99,474	99,474
Other assets	143	980	1,063
Total Assets	261,122	1,791,064	1,840,540

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	25,178	172,699	174,628
Bank borrowings	-	-	9,080
Amounts due to related parties	-	-	1,403
Income taxes payable	1,474	10,110	6,957
Accrued expenses and other liabilities	13,723	94,124	169,046
Deferred income taxes	575	3,944	4,071
Total current liabilities	40,950	280,877	365,185
Deferred income taxes	2,667	18,293	21,487
Total liabilities	43,617	299,170	386,672

Stockholders’ equity
Common stock Par value: USD 0.01 Authorized: 200,000,000 Shares; Issued and outstanding: 38,616,971 shares in 2008 and 38,496,167 shares in 2007	460	3,158	3,150
Additional paid-in capital	163,223	1,119,569	1,085,459
Retained earnings	74,312	509,711	428,333
Accumulated other comprehensive loss	(15,326)	(105,122)	(63,074)
Total stockholders’ equity	222,669	1,527,316	1,453,868
Less cost of common stock in treasury, 405,000 shares in 2008	5,164	35,422	-

Total liabilities and stockholders’ equity	261,122	1,791,064	1,840,540

COGO GROUP, INC. and SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED MARCH 31, 2008 AND 2007
(in thousands, except share data)

	Three Months Ended June 30
	2008	2007
	$'000	$'000
Net Income
GAAP net income	6,466	5,082
Share-based compensation expense	1,297	833
Acquisition related costs - amortization of purchased intangible assets and recognized deferred taxation	605	233
Non-GAAP net income	8,368	6,148

Income from operation
GAAP income from operations	5,849	4,991
Share-based compensation expense	1,297	833
Acquisition related costs - amortization of purchased intangible assets	941	233
Non-GAAP income from operation	8,087	6,057

Operating Margin
GAAP operating margin	8.6%	9.9%
Non-GAAP operating margin	11.9%	12.0%

Earnings per share	$	$
GAAP net income per common share- Basic	0.17	0.14
GAAP net income per common share- Diluted	0.16	0.13

Non-GAAP net income per common share- Basic	0.21	0.17
Non-GAAP net income per common share- Diluted	0.21	0.16

Weighted average number of common shares outstanding
Non-GAAP net income per common share- Basic	39,035,887	36,772,864
Non-GAAP net income per common share- Diluted	40,094,428	38,041,918